Pericom Semiconductor Reports Fiscal Q4 and Full Year Fiscal 2007 Financial
                                    Results

      SAN JOSE, Calif., Aug. 7 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fourth quarter and full fiscal year ended June 30, 2007.

      Net revenues for the fourth quarter were $31.5 million, up 4.4 percent from the $30.2 million reported in the third quarter, and up 7.6 percent from the $29.3 million reported in the comparable period last year. Under generally accepted accounting principles (GAAP), gross margin was 36.5 percent, up from
33.9 percent last quarter, and 35.0 percent in the comparable period last year.

      Net income under GAAP in the quarter was a strong $2.1 million, or $0.08 per diluted share, compared with net income of $2.6 million, or $0.10 per diluted share in the third quarter and net income of $2.1 million, or $0.08 per diluted share, in the same period a year ago. GAAP basis net income for the fourth quarter grew despite an increase in stock-based compensation expense to $601,000.

      Cash flow from operations in the quarter grew 133 percent, from $2.7 million in the fourth quarter of 2006, to $6.3 million in the fourth quarter of 2007.

      Net revenues for the year ended June 30, 2007 were $123.4 million, up 16.5 percent from $105.9 million in fiscal 2006. GAAP basis net income for the year ended June 30, 2007 was $8.6 million, or $0.32 per diluted share, compared with $6.0 million, or $0.22 per diluted share, in the prior year comparable period, an increase of 44.3%.

      On a non-GAAP basis, which excludes expenses for stock-based compensation, fourth quarter gross margin was 36.6 percent, versus 34.0 percent in the prior quarter and 35.0 percent in the same period a year ago. For the year ended June 30, 2007, non-GAAP gross margin was 34.8 percent, compared with 34.6 percent in the comparable prior year period.

      Non-GAAP net income was $2.6 million, or $0.10 per diluted share, in the fourth quarter, compared with $3.0 million, or $0.11 per diluted share in the third quarter and $2.4 million, or $0.09 per diluted share, in the same period a year ago. For the year ended June 30, 2007, non-GAAP net income was $10.2 million, or $0.38 per diluted share, compared with $6.9 million, or $0.26 per diluted share, in the prior year, an increase of 47.7%.

      "We are pleased to report sequential increase in revenue driven by strong demand for our products in digital video and mobile terminal applications. This contributed to a sequential 260 basis point improvement in gross margins, as measured on a GAAP basis, primarily due to a more favorable mix of higher gross margin IC products," said Alex Hui, president and chief executive officer.

      "The Company performed well in fiscal year 2007 -- increasing revenues
16.5 percent, and growing net income 44.3 percent over fiscal 2006. We are reaping the benefits of our investments in developing solutions to enable high speed serial connectivity in computer, communication and consumer markets. Going forward, we will continue to expand the breath of solution and drive design wins to sustain our growth momentum."

      "Orders placed with the Company increased during the fourth quarter and our book to bill ratio was greater than one. We expect another quarter of sequential growth driven by strength in the consumer and computer segments of our business and greater demand for our new products. Revenue shipments into Digital Video, Mobile Terminal and PCI-Express applications will continue to grow substantially in the September quarter."

      Q4 NEW PRODUCTS

      Pericom was the first in the industry to announce production availability of Gen2 PCI Express signal-switches and a high-performance, zero-delay Gen2 clock buffer family. These key components enable the design of ultra high speed
5.0 Gbps Gen2 PCI-Express serial connectivity systems. Target applications include server, video and gaming, storage, networking and telecommunications.

      With the release of four new analog video switches, three low phase noise VCXOs with integrated PLLs and two high speed USB signal switches, Pericom further expanded its solutions supporting the high performance consumer market segment. Target applications include Digital TV, set top box, cell phone, MP3/MP4 player and PDA.

      Fiscal Q1 2008 OUTLOOK

      The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

      * Revenues in the first fiscal quarter are expected to be in the range of $33.5 million to $34.5 million. This outlook is highly dependent on the strength of turns orders, an environment for which visibility remains limited.
      * Gross margins are expected to be in the 35 to 37 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.
      * Operating expenses are expected to be in the range of $9.7 to $9.9 million, which include stock-based compensation expense of approximately $0.6 million.
      * Other income is expected to be approximately $1.4 million, consisting primarily of interest income.

      CONFERENCE CALL

      The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time. To listen to the call, dial (800) 361-0912 and reference "Pericom".

      A taped replay of the conference call will be made available for two weeks. To listen to the replay, dial (888) 203-1112 and reference conference number 1077043. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com/investor. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for 90 days.

      About Pericom

      Pericom Semiconductor Corporation (Nasdaq: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix and eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com

      About Our Non-GAAP Operating Results and Adjustments

      To supplement our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a non-GAAP measure of operating results that is GAAP net income (loss) adjusted to exclude stock-based compensation expense. Our non-GAAP net income (loss) gives an indication of our baseline performance before stock-based compensation expense that is considered by management to be outside of our core operating results. In addition, our non-GAAP net income (loss) is one of the primary indicators management uses as a basis for planning and forecasting future periods. This measure is not in accordance with, or an alternative for, GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income
(loss) by adjusting GAAP net income (loss) for the impact of stock-based compensation expense. The presentation of this additional information should not be considered in isolation or as a substitute for net income (loss) prepared in accordance with GAAP.

      This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'Fiscal Q1 2008 Outlook' and statements regarding sustaining our growth momentum. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, difficulties in integrating eCERA with our business, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended July 1, 2006, our quarterly reports on Form 10-Q for the quarters ended September 30, 2006, December 30, 2006 and March 31, 2007 and, in particular, the risk factors sections of those filings.

                             - See Attached Tables -

                        Pericom Semiconductor Corporation
                  Consolidated Statements of Operations - GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                              Three Months Ended                    Twelve Months Ended
                                    Jun 30          Mar 31          Jul 1          Jun 30          Jul 1
                                     2007            2007            2006           2007            2006
Net revenues                     $    31,520     $    30,182     $    29,288    $   123,370     $   105,878

Cost of revenues                      20,027          19,960          19,047         80,557          69,374

  Gross profit                        11,493          10,222          10,241         42,813          36,504

Operating expenses:

  Research and development             3,991           4,048           4,174         16,021          15,492

  Selling, general and
   administrative                      5,822           5,342           4,921         21,878          18,490

  Restructuring charge                     0               0               0              0              55

       Total                           9,813           9,390           9,095         37,899          34,037

Income from operations                 1,680             832           1,146          4,914           2,467

Interest and other income              1,403           2,496             835          6,330           3,533

Other than temporary
 decline in value of
 investment                                0              (5)              0             (6)            (64)

Income before income taxes             3,083           3,323           1,981         11,238           5,936

Income tax expense                       886             788             607          2,985           1,852

Minority interest in income
 (loss) in consolidated
 subsidiary                                4              (7)              6            (33)             99

Equity in income (loss) of
 investees                               (69)             86             724            407           1,796

Net income                       $     2,132     $     2,614     $     2,104    $     8,627     $     5,979

Basic income per share           $      0.08     $      0.10     $      0.08    $      0.33     $      0.23

Diluted income per share         $      0.08     $      0.10     $      0.08    $      0.32     $      0.22

Shares used in computing
 basic income per share               25,880          26,109          26,206         26,058          26,254

Shares used in computing
 diluted income
 per share                            26,500          26,702          27,879         26,669          26,994

                        Pericom Semiconductor Corporation
                Consolidated Statements of Operations - Non-GAAP
                      (In thousands, except per share data)
                                   (unaudited)

                                              Three Months Ended                    Twelve Months Ended
                                    Jun 30          Mar 31          Jul 1          Jun 30          Jul 1
                                     2007            2007            2006           2007            2006
Net revenues                     $    31,520     $    30,182     $    29,288    $   123,370     $   105,878

Cost of revenues                      19,987          19,927          19,025         80,416          69,282

  Gross profit                        11,533          10,255          10,263         42,954          36,596

Operating expenses:

  Research and development             3,769           3,865           4,050         15,156          14,992

  Selling, general and
   administrative                      5,483           5,114           4,673         20,765          17,759

  Restructuring charge                     0               0               0              0              55

       Total                           9,252           8,979           8,723         35,921          32,806

Income from operations                 2,281           1,276           1,540          7,033           3,790

Interest and other income              1,403           2,496             835          6,330           3,533

Other than temporary
 decline in value of
 investment                                0              (5)              0             (6)            (64)

Income before income taxes             3,684           3,767           2,375         13,357           7,259

Income tax expense                     1,057             893             727          3,553           2,265

Minority interest in income
 (loss) in consolidated
 subsidiary                                4              (7)              6            (33)             99

Equity in income (loss) of
 investees                               (69)             86             724            407           1,796

Net income                       $     2,562     $     2,953     $     2,378    $    10,178     $     6,889

Basic income per share           $      0.10     $      0.11     $      0.09    $      0.39     $      0.26

Diluted income per share         $      0.10     $      0.11     $      0.09    $      0.38     $      0.26

Shares used in computing
 basic income per share               25,880          26,109          26,206         26,058          26,254

Shares used in computing
 diluted income
 per share                            26,500          26,702          27,879         26,669          26,994

                        Pericom Semiconductor Corporation
   Reconciliation of Net Income In Accordance With GAAP to Non-GAAP Net Income
                                 (In thousands)
                                   (unaudited)

                                                Three Months Ended                   Twelve Months Ended
                                        Jun 30         Mar 31         Jul 1          Jun 30         Jul 1
                                         2007           2007           2006           2007           2006
Net income in accordance with
 GAAP                                 $    2,132     $    2,614     $    2,104          8,627     $    5,979

Stock-based compensation expense
 (Note 1)                                    601            444            394          2,119          1,323

Income tax (Note 2)                         (171)          (105)          (120)          (568)          (413)

Net income on a non-GAAP basis        $    2,562     $    2,953     $    2,378     $   10,178     $    6,889

Notes to non-GAAP adjustment:

Note 1: FAS123R expense associated with stock options and the employee stock purchase plan.

Note 2:     The tax effect of the non-GAAP adjustment above.

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                        As of             As of
                                                     Jun 30,2007       Jul 1, 2006
                                                     (unaudited)
               Assets

Current Assets:

      Cash & cash equivalents                       $     24,503      $     12,577
      Restricted cash                                         --               950
      Short-term investments                              46,938            52,761
      Accounts receivable                                 19,621            23,306
      Inventories                                         14,787            16,742
      Prepaid expenses and other
       current assets                                        669               508
      Deferred income taxes                                5,538             4,709
            Total current assets                         112,056           111,553

Property and equipment, net                               23,940            24,376
Investment in unconsolidated
 affiliates                                                9,619             9,056
Deferred income taxes-non current                          4,799             5,043
Long-term investment in marketable
 securities                                               59,574            56,297
Goodwill                                                   1,348             1,348
Intangible assets                                          1,311             2,976
Other assets                                               2,072             3,037
            Total assets                            $    214,719      $    213,686

      Liabilities and Shareholders' Equity

Current liabilities:

      Accounts payable                              $     12,553      $     10,435
      Accrued liabilities                                  8,718             7,243
      Short-term and current portion
       of long-term debt                                     392             5,756
            Total current liabilities                     21,663            23,434

Long-term debt                                               388             3,482
Deferred tax liabilities                                   1,281             1,288
Other long-term liabilities                                    3               402
Minority interest in consolidated
 subsidiaries                                                906               969
            Total liabilities                             24,241            29,575

Shareholders' equity:
      Common stock                                       135,887           138,483
      Retained earnings and other                         54,591            45,628
            Total shareholders' equity                   190,478           184,111

            Total liabilities and
             shareholders' equity                   $    214,719      $    213,686

SOURCE Pericom Semiconductor Corporation
/CONTACT: Jason Golz of Ashton Partners, +1-415-869-5766, jgolz@ashtonpartners.com, for Pericom Semiconductor Corporation/